LUMOS & ASSOCIATES

March 13, 2009

Mr. Todd Montgomery
Infrastructure Materials Corp. US
1135 Terminal Way, Suite 207B
Reno, Nevada 89502

RE: Phase I Preliminary Baseline Activities for Infrastructure Materials Corp. US (IMC US), Morgan Hill Project.

Dear Mr. Montgomery

Lumos & Associates is very pleased to provide you this Proposal, including a Scope of Work and Cost Estimate, to complete various Preliminary Baseline Activities for the Morgan Hill Project, located in Elko County, Nevada. The information contained in this proposal is based on your on-going discussions with Mr. Gorell concerning the project needs; site trips and Mr. Gorell's experience in permitting mine and mill projects in Nevada according to appropriate federal, state, and local regulations. Lumos & Associates will provide professional services on behalf of and under contract to IMC US (Owner), represented by Roger Hall (Owner's Representative).

I. Scope of Work

IMC US's immediate needs are to determine if a suitable plant site can be located with emphasis on rail and road access and environmental considerations that could impede development. The scope of this work outlined below is to serve the purpose of identifying a suitable plant site. Base line study work will only be proceeded with where such work is time sensitive and if not commenced would delay the ultimate permitting process of the project.

The following sections present the work associated with each Tasks

- **Preliminary Cultural Literature Search** The primary goal of the Preliminary Cultural Literature Search is to identify, a full range of potential significant prehistoric and historic archaeological resources that may be located in the project Area. Under Section 106 of the National Historic Preservation Act, regulatory agencies must take into account the effect of a proposed federal action on cultural resources.

  In the immediate area of the proposed Morgan Hill Project, significant cultural and historic resources that are known to exist in the area and will need to be

evaluated are: the California Trail, Emigrant Trail, Transcontinental Railroad, and Humboldt River Corridor - the only natural transportation artery across the Great Basin.

- **Preliminary Biological & Wetlands Evaluations** Lumos will initiate coordination with the U.S. Fish and Wild Service (FWS) regarding Endangered Species Act (ESA) Section 7 consultation requirements if necessitated by the potential presence of species that may be impacted by project activities. Lumos will notify FWS of the analysis process, request FWS participation, and request a list of Threatened and Endangered (T&E) and other special status species for the project area. Lumos will collect other available data on T&E species and other special status species for the project area from the Nevada Natural Heritage Program (NNHP), USFS and BLM.

  The US Army Corp of Engineers will be contacted to confirm that the project areas are not considered to be an area subject to the jurisdiction of the Corps with respect to Section 404 of the Clean Water Act. Activities that would place fill or other material into waters of the U.S. may be required to obtain a Section 404 permit from USACE.

  Habitat suitability analyses will be prepared for potentially occurring sensitive species. The analysis will include the identification of project site habitat suitable to support sensitive species and the potential for species present onsite. Species of concern and habitat that may require survey include raptors, such as goshawks and possibly bald eagles, deer & antelope movement/corridor issues along the alignment,; sage grouse issues; and Pygmy rabbits. Lumos will prepare a Biological Evaluation using as much existing. data available and will closely coordinate issues as survey requirements and construction seasons with the agencies.

- **Preliminary Railroad Feasibility Study** IMC US desires to understand the feasibility of constructing a railroad spur and yard that will connect to the UPRR main line that parallels the Humboldt River.

  Lumos proposes the following tasks to determine the feasibility of constructing this railroad spur and yard:

  Only such necessary portions of the Preliminary Railroad Feasibility Study should be undertaken to determine if a suitable plant site can be located for the Morgan Hill project.

1) Conduct a site visit to determine possible points of connection to UPRR main line.
2) Coordinate with UPRR and NDOT to determine constraints.
3) Sketch possible alignments / yard locations utilizing *Google Earth* and USGS topographic mapping as a base map.
4) Estimate probable construction costs.
5) Present possible alignments to IMC US.

6) Meet with NDOT District 3 Engineer (Elko) to present IMC US preferred alignment/alternative. During this meeting we will also discuss vehicle access issues with connection to existing Interstate 80 access points.
7) Meet with UPRR Regional Manager of Industrial Development in Roseville, CA to present IMC US preferred alignment/alternative.
8) Develop short narrative discussing various alternatives, constraints/benefits, and construction cost estimates.

Based on the results of meetings with IMC US, NDOT, and UPRR, the next step will be to prepare and develop a preliminary design for submittal to NDOT and UPRR. Note, depending on the selected alternative, additional topography may be needed for the railroad preliminary design.

- **Project Management** consist of project oversight on behalf of IMC US, Lumos & Associates, and all sub-consultants, and all miscellaneous tasks and meetings with appropriate Federal, State, and local agencies that might arise. Scoping meetings when appropriate with various NDEP bureaus and the BLM. Provide for *miscellaneous services* and *supplemental consultations*, including preparation for and attendance at meetings, additional reviews, etc., as requested and/or approved in writing by IMC US and not specifically identified in the preceding Tasks, on a Time and Materials basis pursuant to the attached Fee Schedule. Prior to undertaking any Project Management work Lumos & Associates shall provide IMC US with a written description of the work to be carried out and obtain written approval from IMC US.

II. Cost Estimate

Our services will be provided on a time and material basis in accordance with the attached fee schedule. Estimated cost to complete the project on a task-by-task basis is presented in the following table. Lumos & Associates shall give IMC US 10 days advance notice in writing of any anticipated overrun, setting out the estimated dollar amount of the overrun on any approved Task. It being understood that. Project Management cost are included in the estimated cost of each Task.

Preliminary Tasks Cost estimate

Task	Cost
Preliminary Cultural Literature Search	$17,000
Preliminary Biological Evaluations	$28,000
Preliminary Railroad Feasibility Study	$30,000
Project Management	$100,000
Reimbursable	$7,5000
Phase I -Total Estimated Project Cost	**$165,000**

III. Authorization, Schedule, Project Meetings, and Required Information

Each Task will be completed on an individual basis, which would result in a controlled cost saving program for IMC US. All work would be completed on a time and materials basis (fee schedule attached) and in accordance with the terms and conditions contained within this approved contract/agreement between Lumos & Associates and IMC US Corporation. We anticipated that IMC US authorized Project Representative would issue all work authorizations on a Task order basis. All third party contracts are to be approved by IMC US in whiting before Lumos and associates enter into any agreement with a third party to provide any of the services set out herein. IMC US reserves the right to enter into third party contracts directly and only employ Lumos and Associates in an overseeing capacity as it deems necessary.

Lumos & Associates, Inc. is ready to commence activities as soon as a contract is approved and a Notice to Proceed is issued. An appropriate schedule for each activity would be prepared on a task-by-task basis. Said schedules of activities to be approved in writing by IMC US.

Lumos and Associates, Inc. will send monthly progress billings on this project. The amount of these billings will be based upon the percentage of work completed. The terms are "Due upon Receipt," and accounts are past due after 30 days. Accounts over 30 days will be subject to interest at the rate of 1½ % per month and such collection action as may be necessary to collect the account. In addition, a "Stop Work Order" may be issued on past due accounts. In this case, no further work will be performed until the account is brought current.

Work outside the established Scope of Work can be performed on a time and materials basis in accordance with the attached fee schedule. The attached Standard Conditions of Agreement are a part of this proposal. This proposal is valid for ninety (90) working days from the date of this letter.

Execution of this proposal and initialing of the attached Schedule B and Fee Schedule shall constitute a valid and binding Agreement

This Agreement including Schedule A collectively (the Agreement) may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents. IMC US shall be responsible to provide each party to the Agreement, a fully executed copy once all signatures have been received.

Larry J. Gorell
Environmental Manager
Lumos and Associates, Inc.

Thomas W. Young, P.E.
Location Principal

Mason Douglas
Secretary
Infrastructure Materials Corp. US

Exhibit B

STANDARD PROVISIONS OF AGREEMENT

Client and Consultant agree that the following provisions shall be a part of their Agreement:

1. GENERAL

Client binds himself, his partners, successors, executors, administrators, and assigns to Consultant in respect to the terms and conditions of the Agreement.

Client agrees to cooperate fully with Consultant on project and to provide any and all information and/or documents necessary for Consultant to perform the agreed scope of work as detailed in the Agreement.

Neither Client nor Consultant shall assign his interest in the Agreement without the prior obtained, express written consent of the other.

It is expressly understood that Consultant is an independent contractor and in no event will the Consultant, his agents, employees, representatives, or servants, be considered as the agent, employee, representative or servant of Client and the Consultant shall have no authority to bind the Client financially or contractually without specific written concent.

If any provision of this Agreement is invalid or unenforceable, such provision shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.

This Agreement shall be governed by and construed under the laws of the State of Nevada, without regard to its conflict of law principles. The laws of the State of Nevada shall be applied in interpreting and construing this Agreement.

Waiver of any provision of this Agreement by Client or Consultant shall not be deemed to constitute a waiver of any other provision of this Agreement, nor shall such waiver constitute a continuing waiver.

As used herein the Consultant shall include the plural as well as the singular, and the feminine as well as the masculine.

This Agreement, and the attachments thereto, shall constitute the entire understanding between the parties, and no modification shall be binding unless in writing and signed by the parties.

2. BILLING AND PAYMENT

Invoicing shall include a full description of the work invoiced including IMC US's project name. Invoicing received in IMC US's administration office at 1226 White oaks Blve, Suite 10A Oakville Ontario Canada, L6H 2B9, on or befor the 10th of the month in which the work was preformed will be paid on the 15th of that following month. Any invoice received after the 10th of the following month will be paid on the 1st of the next following month.

Any unpaid balance remaining twenty (20) days after the specified payment dates set out above shall be considered past due. Any unpaid balance remaining thirty (30) days after the specified payment dates set out above shall be considered Critically Past Due. Consultant reserves the right to cease work on accounts with outstanding balances that are Critically Past Due. In the event that Consultant ceases work on an account with an outstanding balance that is Critically Past Due, work will not be resumed on the account until the account is brought current. In the event Client fails to pay Consultant within forty-five (45) days or more after the specified payment dates set out above, Client agrees that Consultant shall have the right to

consider said default a total breach of the Agreement and the duties of Consultant under this Agreement terminated.

Any payment not received within thirty (30) days of date of the specified payment dates set out above shall accrue interest at the rate of eighteen percent (18%) per annum.

Client hereby agrees that the balance as stated on any invoice from Consultant to Client is correct and is acceptable to Client unless, within 10 days from the date of receipt of the invoice, Client notifies Consultant in writing of the particular item that is alleged to be in error. All Invoices must be approved by the Owners Representative before any payment will be processed.

Client shall pay the costs for checking and inspection fees, zoning and annexation applications fees, assessment fees, soils engineering fees, soils testing fees, aerial topography fees, and all other fees, permits, bond premiums, title company charges, blueprints and reproductions, and all other charges not specifically covered by the terms of this Agreement provided such costs are approved in writing by the Client.

For projects that extend for more than one (1) year from the date of the Agreement, Consultant shall be entitled to an increase in fees in proportion to the increase in the Consumer Price Index over the preceding year, for the duration of the Agreement. Provided such increase is approved I writing by the Client.

3. TERMINATION

This Agreement may be terminated by either party upon seven (7) days advance written notice with or with out cause by the teminating party

In the event all or any portion of the work prepared or partially prepared by Consultant be suspended, abandoned, or terminated, Client shall pay Consultant for all fees, charges and services already provided for the project. In return, Client shall be entitled to copies of all drawings, specifications and reports prepared or partially prepared up to the point of termination.

4. CHANGE IN CONTRACT SCOPE

Services that are not expressly included in the written project scope of work, as determined by Consultant, are not covered by this Agreement. Adjustments to this Agreement for additional services shall be requested in writing by the Consultant, and Client shall approve such requests in writing and when approved will fully compensate Consultant for said additional services.

In the event that the plans, specifications, reports and/or field work covered by this Agreement are those required by various governmental agencies, and in the event that, due to change of policy of said agencies after the date of this Agreement, additional office or field work is required, said additional work shall be paid for by Client as extra work provided the Client approves in writing any additional work.

In the event that any staking is destroyed by an Act of God or parties other than Consultant, the cost of restaking shall be paid for by Client as extra work, provided the Client approves in writing any extra work.

5. STANDARD OF CARE

Consultant's findings, recommendations, plans, specifications, or professional advice provided will be promulgated and prepared in accordance with local professional standards for the relevant disciplines in effect at the time the work is performed.

Consultant makes no representation concerning estimates of construction costs other than that these are estimates only and Consultant shall not be responsible for fluctuations in cost factors.

Consultant does not guarantee the completion or quality of performance of work performed by the construction contractor(s) or other third parties, nor is he responsible for their acts or omissions. Site safety is the sole responsibility of the contractor. Consultant is not a guarantor of the contractor's work, responsible for safety in, on, or about the job site, in control of the safety or adequacy of any construction equipment, building component, scaffolding, forms, or other work aids, or for superintending the work.

Unless retained to perform a geotechnical investigation, Consultant makes no representations concerning soil conditions unless specifically included in writing in this Agreement, and he is not responsible for any liability that may arise out of the making or failure to make soils surveys, or subsurface soil tests, or general soil testing.

Unless specifically included in the written project scope of work, Consultant is not responsible for notifying Client of expiration or renewal dates for permits and/or approvals of any type or description. Nor is the Consultant responsible for renewing or requesting renewal from any agency, municipality, or authority of any permits and/or approvals that may be due to expire.

6. OWNERSHIP OF DOCUMENTS

All reports, design drawings, specifications and other final work products developed by Consultant in accordance with this Agreement shall be the property of Client and shall include all original drawings, electronic files, field data, survey notes, boring logs, laboratory test data, calculations, estimates and other original documents prepared by Consultant as instruments of service.

7. INDEMNIFICATION AND LIMITATION OF LIABILITY

Client agrees, to the fullest extent permitted by law, to indemnify and hold harmless Consultant from any damage, liability or cost (including reasonable attorneys' fees and costs of defense), to the extent caused by Client's negligent acts, errors, or omissions and those of his contractors, subcontractors or consultants or anyone for whom Client is legally liable, and arising from the project that is the subject of this Agreement.

In the event that any changes are made to Consultant's plans, specifications or other work products by Client or persons other than Consultant which affect Consultant's work, Client agrees to indemnify Consultant from any and all liability arising out of such changes, and Client assumes full responsibility for such changes unless Client has given Consultant prior written notice and has received from Consultant written consent for such changes.

Client agrees to indemnify Consultant from any and all liabilities arising out of the use by Client or any other person, of Consultant's engineering plans, specifications or reports that are not signed by Consultant.

The Consultant shall operate under all applicable Federal and State Enactment's regarding Employer's Liability, Workmen's Compensation, Federal Social Security and Unemployment Compensation Insurance, expressly agreeing that its employees engaged in the work covered by this agreement are not and shall not be treated or considered as servants or employees of the Company. To provide third-party liability insurance during the life of this contract with an insurance company or companies authorized to do business in the state where the work is to be performed and satisfactory to Company with coverage's of the kind and in the amounts set forth by the Company. Contractor shall, prior to the commencement of any work, secure insurance certificates satisfactory to Company showing that said insurance is in full force and effect and that the same shall not be canceled or materially changed without thirty (30) days prior written notice to the Company.

8. DELAYS

Consultant shall not be responsible for damage or be in default or be deemed to be in default by reason of delays in performance due to any delay beyond Consultant's immediate control. In the case of delay caused by any reason outside of Consultant's immediate control, the time of completion shall be extended accordingly.

9. RIGHT OF ENTRY

Client shall secure the permission necessary to allow Consultant's personnel and equipment access to the project site and any adjacent properties necessary to perform the work at no cost to Consultant. While Consultant will take all reasonable precautions to minimize any damages to the property, it is understood by the Client that in the normal course of field work some damage may occur, the correction of which is not part of this Agreement.

10. SAMPLES

Samples obtained for materials testing will be discarded upon completion of testing, and portions of samples not tested or unused shall be preserved for not longer than thirty (30) days.

11. DISPUTES

The parties hereby consent to personal jurisdiction in the State of Nevada, for the purpose of litigating any claims, disputes or other controversies related to this Agreement. The venue for any lawsuit, arbitration or other legal proceeding to litigate any claims, disputes or other controversies related to this Agreement shall be in the First Judicial District Court of the State of Nevada, in and for Carson City.

If a party commences or is made a party to a lawsuit, arbitration or other legal proceeding to enforce or interpret this Agreement, or to obtain a declaration of rights under this Agreement, the prevailing party in such lawsuit, arbitration or other legal proceeding shall be entitled to recover from the other parties all attorneys' fees, costs and expenses (whether otherwise taxable or recoverable) incurred in connection with such lawsuit, arbitration or other legal proceeding, including, without limitation any appeal or enforcement of any judgment or order rendered in such lawsuit, arbitration or other legal proceeding.

Any dispute arising under this Agreement as to performance, compensation, and/or the interpretation of satisfactory fulfillment of the terms of this Agreement shall be determined by arbitration of the parties.

INITIALS Lumos & Associates LG RA

Infrastructure Materials Corp. US M.D.

FEE SCHEDULE FOLLOWS

LUMOS & ASSOCIATES

Standard Fee Schedule
Effective March 1, 2008

Engineering	Per Hour
President/CEO	$200.00
Principal	175.00
Project Manager	150.00
Senior Engineer	125.00
Mining Engineer	120.00
Project Engineer	115.00
Senior Project Designer	110.00
Project Designer	100.00
Senior Engineering Technician	90.00
Engineering Tech II	80.00
Engineering Technician/CAD Operator	70.00
Support Technician	50.00
Planning/Landscape Architecture/Environmental	**Per Hour**
Planning Manager	$150.00
Senior Landscape Architect	150.00
Environmental Scientist	130.00
Senior Planner	115.00
Landscape Designer	90.00
Environmental Tech	90.00
Biologist/ NEPA Specialist	90.00
Geotechnical/Testing/Inspection	**Per Hour**
Senior Hydrogeologist	$135.00
Hydrogeologist	100.00
Geotechnical Engineer	135.00
Construction Services Manager	125.00
Construction Services Supervisor	100.00
Senior Inspector	95.00
Field Technician II & III	80.00
Field Technician I	75.00
Surveying	**Per Hour**
Survey Manager	$120.00
Professional Land Surveyor	105.00
Senior Surveying Technician	100.00
Survey Technician I	85.00
GIS 2	95.00
GIS 1	80.00
2 Man Survey Crew	165.00
3 Man Survey Crew	215.00
GPS Equipment: 1 Man Survey Crew	115.00
2 Man Survey Crew	190.00
Prevailing Wage Rate Project	Price on Request
Administrative and Other Services	**Per Hour**
Administrator	$ 60.00
Clerical	50.00
Mileage	.75-¢ per mile

Map filing, checking, consulting, and other fees paid by the office on behalf of the client shall be billed at cost plus fifteen percent (15%). Survey party rate includes cost of pickup and miscellaneous survey materials.

Invoices are due upon receipt and considered to be past due after 30 days.
This fee schedule applies to services provided from March 1, 2008 until further notice.